CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of OneAscent International Equity ETF and OneAscent Emerging Markets ETF, each a series of Unified Series Trust, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Chicago, Illinois

August 15, 2022